LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Marshall H. Bridges, the undersigned, of Iowa City, Johnson County, State of Iowa, hereby make, constitute, and appoint Julie M. Abramowski and Steven M. Bradford, my true and lawful attorneys-in-fact for me and in my name, place and stead giving to such persons full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorneys-in-fact any and all SEC Forms 3, 4 or 5 required to be filed in connection with my beneficial ownership of securities of HNI Corporation (the "Corporation").

The rights, powers and authority of said attorneys-in-fact herein granted shall commence and be in full force and effect as of January 27, 2017, and such rights, powers and authority shall remain in full force and effect thereafter for so long as I am an Officer of the Corporation and for such time thereafter as may be necessary to file any such reports.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 27th day of January, 2017.

Marshall H. Bridges

Marshall H. Bridges

STATE OF IOWA)
) ss.
COUNTY OF MUSCATINE)

On this 27th day of January, 2017, before me, a notary public in and for said state, personally appeared Vincent P. Berger to me personally known who, being duly sworn, acknowledged that she had executed the foregoing instrument for purposes set forth therein.

Deborah S. Snyder

Notary Public

My Commission Expires:

May 16, 2017

NOTARIAL SEAL IOWA
DEBORAH S. SNYDER
Commission Number 734521
My Commission Expires
5-16-17